Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167807 October 6, 2010

iShares

Keep evolving.

iAU

The iShares of gold.

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC . Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and any offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, less the Trust’s expenses and liabilities, the market price of the shares will be as unpredictable as the price of gold has historically been. Brokerage commissions will reduce returns.

For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus. BlackRock Asset Management International Inc., an affiliate of BlackRock, Inc., is the sponsor of the Trust.

The information posted on this page is intended for U.S. Residents only.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. iS-3488

Name iShares®

Location San Francisco

Web http://iShares.com

Bio The official iShares® Twitter home. Stay tuned for market insights, ETF education, and latest info on iShares events.

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BlackRock’s Kayvan Malek discusses the factors that affect the supply and demand of gold http://bit.ly/bjbTCb #gold

Thanks @NYSE_Euronext for your support last week. We had fun tweeting from the floor. about 4 hours ago via web

@popple00 Thanks for the RT! about 4 hours ago via web

@flyingtaco63 Thanks! We’re in the process of updating our mobile site. Please call 1-800-iShares for further info. about 4 hours ago via web

If you missed our gold event yesterday tune in here for a quick recap: http://ht.ly/2ME9v #gold 5:02 PM Sep 30th via HootSuite

Capping off our day of celebrating at the NYSE with our cocktail party #gold 2:01 PM Sep 29th via HootSuite

The gold bar is live on CNBC right now! 1:32 PM Sep 29th via HootSuite

Stay tuned for an interview with Kevin Feldman (Head of Marketing, US iShares) on Bloomberg TV @ 4:45PM EST #gold 1:20 PM Sep 29th via HootSuite

We’re on the NYSE floor waiting for the closing bell… 1:01 PM Sep 29th via HootSuite